Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stamps.com Inc. 2010 Equity Incentive Plan, as amended, the Stamps.com Inc. 2016 ShippingEasy Equity Inducement Plan, and the Management Incentive Plan, of our reports dated March 1, 2017 with respect to the consolidated financial statements of Stamps.com Inc. and the effectiveness of internal control over financial reporting of Stamps.com Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California
March 22, 2017